As filed with the Securities and Exchange Commission on May 27, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
The Williams Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State of Incorporation)	73-0569878 (I.R.S. Employer Identification No.)
One Williams Center
Tulsa, Oklahoma 74172
(Address of Principal Executive Offices)
The Williams Companies, Inc. 2007 Incentive Plan
(Full Title of the Plan)

James J. Bender, Esq.
The Williams Companies, Inc.
One Williams Center
Tulsa, Oklahoma 74172
(918) 573-2000
(Name, Address, and Telephone Number of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of Securities	Amount to	Maximum Offering	Maximum Aggregate	Amount of
to be Registered	be Registered (1)	Price Per Share (2)	Offering Price(2)	Registration Fee(2)
Common Stock, par value $1.00 per share	11,000,000 shares	$18.66	$205,260,000	$14,635.04

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such additional shares of Common Stock that becomes available under the foregoing plan in connection with changes in the number of outstanding Common Stock because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee. This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act based upon the average of the high and low prices of The Williams Companies, Inc. Common Stock, par value $1.00 per share, on May 25, 2010, as reported by the New York Stock Exchange.

INTRODUCTION
This Registration Statement on Form S-8 is filed with the Securities and Exchange Commission by The Williams Companies, Inc., a Delaware corporation (“Williams” or the “Company” or the “Registrant”), relating to the registration of 11,000,000 shares (the “Shares”) of Company’s Common Stock, par value $1.00 per share (the “Common Stock”), to be offered under The Williams Companies, Inc. 2007 Incentive Plan (the “Plan”), as amended and restated. The Shares are being registered in addition to the Common Stock previously registered for issuance on the Company’s Registration Statement on Form S-8 concerning the Plan filed with the Commission on May 15, 2007 (Reg. No. 333-142985) (the “2007 Registration Statement”). Pursuant to General Instruction E to Form S-8, the contents of the 2007 Registration Statement are incorporated by reference herein, except to the extent supplemented, amended or superseded by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference and made a part of this Registration Statement:
(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, filed with the Commission on May 5, 2010;

(c)	the Registrant’s Current Reports on Form 8-K (excluding any information furnished under Items 2.02 or 7.01 thereof) filed with the Commission on January 19, 2010, February 2, 2010, February 10, 2010, February 22, 2010, and March 1, 2010, and the two Current Reports on Form 8-K filed with the Commission on May 26, 2010; and

(d)	the description of the Company’s Common Stock, $1.00 par value, contained in the Company’s Registration Statement on Form S-3, filed with the Commission on May 28, 2009, including any amendment or report filed with the Commission for the purpose of updating such description.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all Common Stock registered hereby have been sold or which deregisters such Common Stock then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     The validity of the securities has been passed upon by James J. Bender Esq., Senior Vice President and General Counsel of the Company. Mr. Bender is an officer and employee of the Company and, as such, participates in various stock benefit plans of the Company. By reason of such participation, Mr. Bender owns and holds options to purchase, restricted stock units and shares of Common Stock of the Company.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Williams is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Our By-laws provide for indemnification by us of our directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, we have entered into indemnity agreements with our directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.
     Policies of insurance are maintained by us under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.
ITEM 8. EXHIBITS.

Exhibit
Number	Description of Exhibit
4.1	The Williams Companies, Inc. 2007 Incentive Plan (filed on April 8, 2010, as Appendix B to the Company’s Definitive Proxy Statement) and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation (filed on May 26, 2010, as Exhibit 3.(i)1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.3	By-Laws (filed on May 26, 2010, as Exhibit 3.(ii)1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.4	Amended and Restated Rights Agreement dated September 21, 2004 by and between the Registrant and EquiServe Trust Company, N.A., as Rights Agent (filed on September 24, 2010, as Exhibit 4.1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.5	Amendment No. 1 dated May 18, 2007 to the Amended and Restated Rights Agreement dated September 21, 2004 (filed on May 22, 2007, as Exhibit 4.1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.6	Amendment No. 2 dated October 12, 2007 to the Amended and Restated Rights Agreement dated September 21, 2004 (filed on October 15, 2007, as Exhibit 4.1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

Exhibit
Number	Description of Exhibit
5.1*	Opinion and Consent of James J. Bender, Esq., Senior Vice President and General Counsel for the Registrant, relating to the validity of the securities.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of James J. Bender, Esq. (contained in Exhibit 5.1).

*	Filed herewith.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and State of Oklahoma on the 27th day of May, 2010.

The Williams Companies, Inc.
By:	/s/ James J. Bender
Senior Vice President and General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Steve J. Malcolm	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 27, 2010

Steven J. Malcolm

/s/ Donald R. Chappel	Senior Vice President & Chief Financial Officer (Principal Financial Officer)	May 27, 2010

Donald R. Chappel

/s/ Ted T. Timmermans	Controller (Principal Accounting Officer)	May 27, 2010

Ted T. Timmermans

/s/ Joseph R. Cleveland	Director	May 27, 2010

Joseph R. Cleveland

/s/ Kathleen B. Cooper	Director	May 27, 2010

Kathleen B. Cooper

/s/ Irl F. Engelhardt	Director	May 27, 2010

Irl F. Engelhardt

/s/ William R. Granberry	Director	May 27, 2010

William R. Granberry

Signature	Title	Date

/s/ William E. Green	Director	May 27, 2010

William E. Green

/s/ Juanita H. Hinshaw	Director	May 27, 2010

Juanita H. Hinshaw

/s/ W. R. Howell	Director	May 27, 2010

W. R. Howell

/s/ George A. Lorch	Director	May 27, 2010

George A. Lorch

Director

William G. Lowrie

/s/ Frank T. MacInnis	Director	May 27, 2010

Frank T. MacInnis

/s/ Janice D. Stoney	Director	May 27, 2010

Janice D. Stoney

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit
4.1	The Williams Companies, Inc. 2007 Incentive Plan (filed on April 8, 2010, as Appendix B to the Company’s Definitive Proxy Statement) and incorporated herein by reference.

4.2	Amended and Restated Certificate of Incorporation (filed on May 26, 2010, as Exhibit 3.(i)1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.3	By-Laws (filed on May 26, 2010, as Exhibit 3.(ii)1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.4	Amended and Restated Rights Agreement dated September 21, 2004 by and between the Registrant and EquiServe Trust Company, N.A., as Rights Agent (filed on September 24, 2010, as Exhibit 4.1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.5	Amendment No. 1 dated May 18, 2007 to the Amended and Restated Rights Agreement dated September 21, 2004 (filed on May 22, 2007, as Exhibit 4.1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

4.6	Amendment No. 2 dated October 12, 2007 to the Amended and Restated Rights Agreement dated September 21, 2004 (filed on October 15, 2007, as Exhibit 4.1 to the Company’s Current Report on Form 8-K) and incorporated herein by reference.

5.1*	Opinion and Consent of James J. Bender, Esq., Senior Vice President and General Counsel for the Registrant, relating to the validity of the securities.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of James J. Bender, Esq. (contained in Exhibit 5.1).

*	Filed herewith.